EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Bank of America, N.A., as Trustee for the Hugoton Royalty Trust:

We consent to the incorporation by reference in Registration Statement No. 333-81849 on Form S-8 of XTO Energy Inc. of our report dated February 25, 2009, with respect to the statements of assets, liabilities, and trust corpus of the Hugoton Royalty Trust as of December 31, 2008 and 2007, and the related statements of distributable income and changes in trust corpus for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of the Hugoton Royalty Trust.

KPMG LLP

Fort Worth, Texas
February 25, 2009